Exhibit 5.1

November 5, 2009

China Nutrifruit Group Limited
5th Floor, Chuangye Building, Chuangye Plaza
Industrial Zone 3, Daqing Hi-Tech Industrial Development Zone
Daqing, Heilongjiang China 163316

Ladies and Gentlemen:

We have acted as special counsel to China Nutrifruit Group Limited, a Nevada corporation (the "Corporation"), in connection with the Registration Statement on Form S-8 relating to the registration of Thirty Thousand (30,000) shares of the Corporation's common stock (the "Common Stock"), issued pursuant to the terms of a restricted stock grant agreement dated July 31, 2009 between the Corporation and William Haus (the "Grant").

We have examined the Grant, the Articles of Incorporation of the Corporation, as amended, the Bylaws of the Corporation, as amended, the relevant corporate proceedings of the Corporation, the Registration Statement on Form S-8 covering the issuance of the Common Stock, a certificate of an officer of the Corporation representing certain matters in connection with the Common Stock, which representations we have assumed the validly of and relied on, and such other documents, records, certificates of public officials, statues and decisions as we consider necessary to express the opinions contained herein. In the examination of such documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to those original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, we are of the opinion that when the Common Stock has been duly issued and delivered pursuant to the terms of the Grant and Registration Statement, such shares of Common Stock will be validly issued, fully paid and non-assessable.

China Nutrifruit Group Limited November 5, 2009 Page 2

This opinion is limited to matters governed by the laws of the State of Nevada. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. The filing of this consent shall not be deemed an admission that we are an expert within the meaning of Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ Holland & Hart LLP
HOLLAND & HART LLP